UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2007

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Symmetry Holdings Inc.

(Exact name of registrant as specified in charter)

Delaware	9995	20-4790836
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

28 West 44th Street, 16th Floor New York, NY 10036 (T) 646-429-1505 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On March 12, 2007, the initial public offering (“IPO”) of 18,750,000 units of Symmetry Holdings Inc. (the “Company”) was consummated. Each unit issued in the IPO (the “Units”) consists of one share of common stock, $.001 par value per share, and one warrant to purchase one share of common stock at $5.50 per share. The Units were sold at an offering price of $8.00 per Unit, generating aggregate gross proceeds from the IPO of $150,000,000. The entire net proceeds of $143,700,000 from the IPO have been deposited in a trust account at JPMorgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, as trustee. Prior to the IPO, the Company completed a private placement to certain of its existing stockholders of 4,166,667 warrants. Each warrant consists of the right to purchase one share of common stock, par value $.001 per share, at $5.50 per share. The warrants were sold at a price of $.90 per warrant, generating aggregate proceeds of $3,750,000. These proceeds will be used to fund the Company’s operating expenses, including expenses incurred in identifying a target business and the negotiation and consummation of its initial business combination. Audited financial statements as of March 12, 2007, reflecting receipt of the proceeds of the IPO and private placement have been issued by the Company and are included as Exhibit 99.1 to this Current Report on Form 8-K.

On March 15, 2007, CIBC World Markets Corp., the representative of the underwriters of the IPO, informed the Company that the underwriters would not exercise their 45-day option to purchase an additional 2,812,500 Units and that they waived such over-allotment option. Consequently, the over-allotment expired on March 15, 2007. Accordingly, the Company hereby announces that commencing on April 4, 2007, the holders of the Company's Units may elect to separately trade the common stock and warrants included in the Company's Units. Those Units not separated will continue to trade on the American Stock Exchange under the symbol SHJ-U. The common stock and warrants will trade on the American Stock Exchange under the symbols SHJ and SHJ-WS, respectively.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibit:
Exhibit	Description
99.1	Audited Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMMETRY HOLDINGS INC.

Date: March 15, 2007	By: /s/Corrado De Gasperis
Name:	Corrado De Gasperis
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Audited Financial Statements